 Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290862

PROSPECTUS

Lexaria Bioscience Corp.

2,760,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 2,760,000 shares of our common stock, par value $0.001 per share (the “common stock”), issuable upon the exercise of 2,666,667 outstanding warrants to purchase 2,666,667 shares of common stock issued on September 29, 2025, pursuant to (i) securities purchase agreements dated as of September 26, 2025, and the purchasers named on the signature pages thereto (the offering of warrants under such securities purchase agreements, the “September 2025 Offering”) and (ii) an engagement letter (the “Engagement Letter”), dated as of August 12, 2025, between us and H.C. Wainwright & Co., LLC (the “Placement Agent,” and the 93,333 warrants to purchase 93,333 shares of common stock issued pursuant to the Engagement Letter and in the September 2025 Offering, collectively, the “Warrants”).

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. However, upon the cash exercise of the Warrants, we will receive the exercise price of such Warrants, for an aggregate of approximately $3,828,333. We cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of our common stock.

Our common stock and public warrants are listed respectively on the Nasdaq Capital Market, or Nasdaq, under the symbols “LEXX” and “LEXXW.” On December 4, 2025, the last reported sales price for our common stock was $1.12 per share and the last reported sales price for our listed warrants was $0.0252 per listed warrant.

Investment in our common stock involves a high degree of risk. See “Risk Factors” contained in this prospectus on page 7, in our periodic reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this prospectus, and in any applicable prospectus supplement. You should carefully read this prospectus and the documents we incorporate by reference, before you invest in our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2025.

i

ii

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the SEC pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders has not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 7 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to “Lexaria,” “Company,” “we,” “us,” “our” or similar references mean Lexaria Bioscience Corp. and/or our subsidiaries on a consolidated basis.

Company Overview

Lexaria is a biotechnology company dedicated to the enhancement of the bioavailability of a diverse and broad range of active pharmaceutical ingredients (“APIs”) using our patented DehydraTECHTM drug delivery technology. DehydraTECH combines APIs with specific long-chain fatty acid-rich triglyceride oils and carrier compounds that improve the way they enter the bloodstream, increasing their effectiveness and allowing for lower overall dosing for improved tolerability while promoting healthier oral ingestion methods.

DehydraTECH can be used with a wide range of active molecules including glucagon-like peptide-1 drugs (“GLP-1”) and glucose-dependent insulinotropic polypeptide drugs (“GIP”), vitamins, pain medications, hormones, antivirals, nicotine and its analogs, and cannabinoids. Our technology can be applied to a variety of therapeutic indications, including diabetes, weight loss, epilepsy, hypertension and heart disease. DehydraTECH can be implemented in a multitude of ingestible product formats including oral suspensions, tablets, capsules, foods, beverages, and oral pouches. It is suitable for use with a variety of product formats including pharmaceuticals, nutraceuticals, over-the-counter products, and consumer packaged goods.

Research & Development

Lexaria is advancing several R&D activities in preclinical as well as on-going and planned future clinical programs that investigate potential commercial applications for the incorporation of DehydraTECH which are outlined below.

Diabetes and Weight Loss Management Investigation

Lexaria has completed follow-on investigational studies to examine DehydraTECH-enhanced GLP-1/GIP drugs for prospective improvement in diabetes and weight loss management applications. These follow-on studies built upon the results of the initial human pilot studies that the Company conducted in fiscal 2024, namely human pilot studies GLP-1-H24-1 and GLP-1-H24-2 which investigated different formulations of DehydraTECH-semaglutide and evidenced a higher level of semaglutide in blood and fewer adverse effects as compared to the Rybelsus® control.

Human Pilot Study #1 (GLP-1-H24-1)

GLP-1-H24-1 was an investigator-initiated pilot study of the GLP-1 drug semaglutide with seven (7) healthy volunteers comparing performance of a DehydraTECH-semaglutide oral capsule formulation to that of commercially available Rybelsus® tablets. For purposes of this initial study, the DehydraTECH-semaglutide composition was compound formulated using Rybelsus tablets as the semaglutide source input. This study’s findings showed that the DehydraTECH-semaglutide capsules sustained higher levels of semaglutide in blood; had faster achievement of peak drug delivery; had reduced incidence of moderate to severe side effects; sustained lower levels of blood glucose and lowered blood-glucose spike after eating.

2

Human Pilot Study #2 (GLP-1-H24-2)

GLP-1-H24-2 was a follow-on pilot study to GLP-1-H24-1 and deemed to be of scientific interest to learn whether the DehydraTECH advantages were also experienced under fed conditions. The study was conducted in nine (9) healthy volunteers, this time comparing the performance of a DehydraTECH-processed Rybelsus® capsules to that of commercially available Rybelsus® tablets. The DehydraTECH-processed Rybelsus® evidenced higher semaglutide levels in 17 of the 19 blood draws taken until the 24-hour completion of the study averaging 18.8% higher semaglutide levels over the course of the study compared to Rybelsus® alone, although the differences were variable and not significant statistically with such a small sample size. In addition, none (0) of the 9 people taking the DehydraTECH-processed Rybelsus® swallowed as a capsule experienced any adverse events whatsoever. However, of the 9 human volunteers in the Study taking the Rybelsus® tablet, 6 of them experienced mild adverse events.

Chronic Dosing Animal Study (WEIGHT-A24-1)

This was an obese rat diabetic-conditioned study similar to a previous Lexaria study (DIAB-A22-1), with 12 study arms and 6-10 animals per arm. This study design provided investigation for 12 weeks to study weight loss pharmacokinetic (“PK”), and blood sugar control over time, followed by full data analysis and reporting. The initial eight study arms studied varied DehydraTECH formulations of semaglutide and liraglutide, with and without the salcaprozate sodium “SNAC” technology currently found within Rybelsus® tablets, as well as varied DehydraTECH formulations of CBD. The following four study arms studied DehydraTECH formulations that were created using a combination of: (i) a select DehydraTECH-semaglutide formulation with a select DehydraTECH-CBD formulation and (ii) the DehydraTECH-liraglutide formulation with a select DehydraTECH-CBD formulation; each against a positive control arm of Rybelsus® and a placebo arm. On October 22 and October 24, 2024, the Company announced its study findings as collected on the initial eight study arms, noting that DehydraTECH-liraglutide (Group H) and select DehydraTECH-CBD formulations (Groups B, C, and D) outperformed the DehydraTECH-semaglutide formulations with respect to weight loss. These findings appeared to support Lexaria’s belief that DehydraTECH-CBD may have utility in diabetic control. DehydraTECH-liraglutide (Group H) and select DehydraTECH-CBD formulations (Groups A and B) were also the top performers in the study for overall blood sugar level changes of -11.540%, 1.09% and -3.76% respectively. On November 20, 2024, Lexaria published the 12-week weight-control performance and blood sugar control performance results for all study arms. The results indicated that, other than Lexaria’s Group A DehydraTECH-CBD study arm, all other DehydraTECH enhanced study arms outperformed the Rybelsus® control arm with respect to body weight-control and body weight-control improvement with statistically significant improvements over Rybelsus® by week 12. Subsequent brain and blood absorption pharmacokinetic results were only able to detect and report CBD levels from Groups A, B, C, D, I and J.  Conversely, brain and/or blood absorption levels were only detectable for semaglutide in one treatment group, while neither brain nor blood absorption levels were detectable for semaglutide or liraglutide in all of the other groups dosed with these compounds, including the Rybelsus® positive control group.  The lack of detection in these semaglutide and liraglutide treatment groups was surprising given the indications of efficacy, which was suspected to be due to an underlying but undetermined analytical detection issue with the study samples.

Human Pilot Study #3 (GLP-1-H24-3)

The Company conducted a human pilot study in nine (9) healthy human volunteers to study, under fasted conditions, a single daily dose of oral ingested DehydraTECH-tirzepatide capsules (compound-formulated using Zepbound® by Eli Lilly at a strength of 20 mg) administered over a seven-day period as compared to commercially available injectable Zepbound® at a strength of 2.5 mg to evaluate tolerability, PK, and blood sugar. The results as announced on January 14, 2025 and March 18, 2025, evidenced that orally delivered DehydraTECH-tirzepatide produced fewer adverse events as compared to injected Zepbound® and, while having lower levels of blood delivery throughout the study, DehydraTECH-tirzepatide provided steady and consistent rising in blood levels as compared to peak levels of blood delivery seen with Zepbound within the 2nd day followed by subsequent declines. Importantly, DehydraTECH-tirzepatide reached blood level parity with injectable Zepbound® by the end of the study.

Human Pilot Study #5 (GLP-1-H25-5)

The Company conducted a human pilot cross-over study in ten (10) overweight human volunteers to investigate, under fasted conditions, daily administration of oral ingested DehydraTECH-liraglutide capsules (45 mg) administered over a seven-day period as compared to commercially available injectable Saxenda® at a strength of 0.6 mg to evaluate the potential of an oral version of liraglutide and to demonstrate comparable functional results of DehydraTECH-liraglutide to support a potential expedited FDA 505(b)(2) regulatory pathway. The results as announced on June 11, 2025, evidenced that orally delivered DehydraTECH-liraglutide produced fewer adverse events as compared to injected Saxenda® while having comparable measurements in blood glucose, insulin and body weight-control.  Results from the pharmacokinetic component of the study are still being analyzed and will be reported upon once available.

3

Chronic Dosing Human Study (GLP-1-H24-4)

As announced throughout the fiscal year, chronic human study GLP-1-H24-4 conducted in Australia with Lexaria (AU) Pty Ltd acting as the sponsor, investigated 126 overweight, obese, pre-diabetic and/or type-2 diabetic human volunteers/patients. The primary endpoint in this study was to assess impacts upon safety and tolerability based on the incidence of treatment emergent adverse events. This study initially included three DehydraTECH arms testing DehydraTECH-CBD, DehydraTECH-semaglutide and a combination of DehydraTECH-CBD + DehydraTECH-semaglutide respectively. Performance across these three initial study arms was being monitored compared to commercially available Rybelsus® as the positive study control group. Of note, the DehydraTECH-semaglutide composition being evaluated used pure semaglutide processed without inclusion of the salcaprozate sodium (“SNAC”) ingredient found in the Rybelsus® composition.

In addition, this study was subsequently expanded to incorporate an orally delivered DehydraTECH-tirzepatide arm to determine safety and tolerability on a larger patient population to advance the findings discovered with the human pilot study GLP-1-H24-3.

On July 28, 2025, preliminary results at the 8-week interim point of the study were released. The results regarding the reduction of adverse events in patients administered with DehydraTECH-semaglutide and DehydraTECH-tirzepatide as compared to the Rybelsus® control arm showed an encouraging reduction of gastrointestinal adverse events by 43.5% for patients dosed with DehydraTECH-semaglutide as compared to Rybelsus®. On August 14, 2025, the Company announced that the important study milestone known as last patient last visit had been achieved in this study, such that full sample and data analyses can now be conducted pursuant to the late calendar-2025 final reporting objective.

Rodent Biodistribution Study

As announced on February 6, 2025, Lexaria undertook to conduct the first-ever study tracking biodistribution of fluorescently tagged semaglutide in Sprague-Dawley rats, manufactured in two different test articles; one formulated to mimic Rybelsus®; and a second enhanced with DehydraTECH, but devoid of the other Rybelsus® excipients such as its SNAC ingredient, to determine whether the biodistribution of each article reflected any differences.  As announced on September 19, 2025, the study results from ex vivo organ imaging revealed an interesting trend whereby, when tested against the naïve and vehicle groups, the DehydraTECH FTS composition demonstrated a predominantly higher apparent trend in brain biodistribution as compared to the Rybelsus® mimicking formulation.  These results suggested that the efficacy of the DehydraTECH-semaglutide composition witnessed in Lexaria’s other studies may be linked to enhancements in brain tissue delivery and action, in turn supporting improved pharmacodynamic performance. Furthermore, perhaps to be determined through future testing, Lexaria noted in connection with these results that it may be conceivable that complementary biodistribution benefits might be derived through utilization of a similar DehydraTECH semaglutide composition combined with the Rybelsus® excipients, recognizing that marked safety and efficacy improvements were evidenced with DehydraTECH-processed Rybelsus® over Rybelsus® alone in Lexaria’s previous human pilot studies GLP-1-H24-1 and GLP-1-H24-2.

Long Term Stability Testing

Lexaria is also actively studying the chemical and microbiological purity and stability of select DehydraTECH compositions that it has prepared for the above animal and human studies over an extended duration of 6-12 months. Along with improved tolerability, PK and efficacy performance, long term stability is crucial if oral variants of GLP-1 / GIP drugs are to be seriously considered as replacements for currently injectable versions of these drugs.

Hypertension Management Investigation

Hypertension Phase 1b IND Trial HYPER-H23-1

The FDA provided Lexaria with a positive written response on August 10, 2022, from our pre-IND meeting regarding DehydraTECH-CBD for the treatment of hypertension. The FDA confirmed that it had agreed with Lexaria’s proposal to pursue a 505(b)(2) new drug application (“NDA”) regulatory pathway for our program. On January 29, 2024, Lexaria submitted its IND application with the FDA and it received a Study May Proceed letter from the FDA on February 29, 2024. Since that time, Lexaria has filed its Annual Report for study HYPER-H23-1 to maintain its active status and continues to address certain of the FDA conditions while also seeking funding to commence the study.

4

The IND application was supported by the results of Lexaria’s five investigator-initiated human clinical studies of its DehydraTECH-CBD which were conducted between 2018-2023, in an aggregate total of 134 people, without recording a single serious adverse event (the “HYPER Studies”). The HYPER Studies evidenced significant reductions in resting blood pressure over both acute and multi-week dosing regimens alone and, in some cases, complementary to standard of care medications; suggesting that DehydraTECH-CBD has the potential to have broad therapeutic utility.

Recent Developments

Termination of ATM Facility

On August 21, 2024, we entered into a Capital on Demand™ Sales Agreement, as amended (the “Sales Agreement”), with JonesTrading Institutional Services LLC (the “Agent”), pursuant to which we could issue and sell, from time to time, up to $5,000,000 of our common stock through the Agent, acting as our sales agent or principal. The Company sold an aggregate 14,995 shares under the Sales Agreement for gross proceeds of $38,236.00. On September 19, 2025, we terminated the Sales Agreement, effective immediately.

September 2025 Offering

On September 26, 2025, we entered into a securities purchase agreement with certain institutional investors in the September 2025 Offering, pursuant to which the Company issued and sold to the investors (i) in a registered direct offering, 2,666,667 shares of common stock at a price of $1.50 per share, and (ii) in a concurrent private placement, 2,666,667 common stock purchase warrants exercisable for an aggregate of up to 2,666,667 shares of common stock, at an exercise price of $1.37 per share of common stock.

Hill Incorporated Bankruptcy

On November 21, 2025 Hill Inc. (TSXV:HILL) announced that it has made an assignment in bankruptcy under the Canadian Bankruptcy and Insolvency Act.  Pursuant to an Asset Purchase Agreement with Lexaria CanPharm ULC (“Lexaria CanPharm”), Hill Inc. holds the worldwide exclusive rights to use or sublicense DehydraTECH technology with cannabis products containing 0.3% or greater tetrahydrocannabinol.  As of August 31, 2025, the Company held a note receivable from Hill and 242,880 shares of its common stock at carrying values of $0 and $22,093, respectively. The Company is currently assessing the impact of the bankruptcy filing on its licensing arrangement with Hill.

Smaller Reporting Company Status

We are a “smaller reporting company” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Our Corporate Information

The address of our principal executive office and research laboratory is #100–740 McCurdy Road, Kelowna, British Columbia, Canada V1X 2P7. We maintain our registered agent’s office at Registered Agents Inc. 401 Ryland Street, Ste. 200A, Reno, NV 89502. Our telephone number is (250) 765-6424.

5

THE OFFERING

Common stock to be Offered by the Selling Stockholders	Up to 2,760,000 shares of our common stock which are issuable upon the exercise of the Warrants.

Common stock outstanding prior to this offering	22,225,846 shares of common stock.

Common stock to be outstanding after this offering(1)	24,985,846 shares of common stock, assuming the exercise of all of the Warrants.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 11 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock and public warrants are listed on Nasdaq under the symbol “LEXX” and “LEXXW” respectively.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 7 of this prospectus.

(1) The number of shares of our common stock to be outstanding after this offering is based on 22,225,846 shares of common stock outstanding as of December 4, 2025, but excludes the following as of such date:

•	1,484,435 shares of common stock issuable upon exercise of stock options, with a weighted average exercise price of $2.29 per share, under our Equity Incentive Plan (the “Incentive Plan”); and

•	7,298,171 shares of common stock issuable upon exercise of 7,298,171 outstanding warrants, with a weighted average exercise price of $3.75 per share.

6

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks set forth under the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended August 31, 2025, which is incorporated by reference into this prospectus, and in the other reports that we file with the SEC and incorporate by reference into this prospectus, before deciding to invest in our common stock. The risks and uncertainties we have described are not the only ones we face.

If any of the events described in these risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our securities could decline, and you may lose all or part of your investment in our securities. The risks discussed include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any documents we incorporate by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

 The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about: the status, progress and results of our research programs; our ability to obtain regulatory approvals for, and the level of market opportunity for, our product candidates; our business plans, strategies and objectives, including plans to pursue collaboration, licensing or other similar arrangements or transactions; our expectations regarding our liquidity and performance, including our expense levels, sources of capital and ability to maintain our operations as a going concern; the competitive landscape of our industry; and general market, economic and political conditions.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

7

USE OF PROCEEDS

All shares of common stock offered by this prospectus are being registered for the account of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, to advance and execute plans for future R&D activities, for working capital and other general corporate purposes.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation and Bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended August 31, 2025, filed with the SEC on November 28, 2025, and the forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

Authorized Capital Stock

Our authorized capital stock consists of 220,000,000 shares of common stock, par value $0.001 per share. As of December 4, 2025, there were 22,225,846 shares of common stock outstanding.

Common Stock

We are authorized to issue up to a total of 220,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities. Holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of shares of our common stock equal to 33.33% of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any shareholder meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The vote of a majority of our stock held by shareholders present in person or represented by proxy and entitled to vote at the meeting will be sufficient to elect directors or to approve a proposal. The additional shares of our authorized capital stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our Board to issue additional shares of stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the Board to make a change of control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our Articles of Incorporation and our Bylaws, each as amended to date, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as gifts, pledges or other non-sale related transfers.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 2,760,000 shares of our common stock which are issuable upon the exercise of the Warrants.

8

September 2025 Securities Purchase Agreement

On September 26, 2025, we entered into a securities purchase agreement with the selling stockholders, pursuant to which we agreed to issue and sell (i) in a registered direct offering to certain investors 2,666,667 shares of common stock at a price of $1.50 per share, and (ii) in a concurrent private placement, the Warrants exercisable for an aggregate of up to 2,666,667 shares of common stock, at an exercise price of $1.37 per share. The registered direct offering and concurrent private placement closed on September 29, 2025.

Pursuant to the terms of the securities purchase agreement, we are required to file a registration statement on Form S-1 or other appropriate form registering the resale of the shares of common stock issued and issuable upon the exercise of the Warrants. We are required to use commercially reasonable efforts to cause such registration to become effective within 45 days of the closing date of the offering (or within 75 days of the closing date of the offering in case of “full review” of such registration statement by the SEC), and to keep the registration statement effective at all times until no investor owns any Warrants or shares issuable upon exercise thereof.

Placement Agent Warrants

As part of the compensation to the Placement Agent in connection with the September 2025 Offering, pursuant to the Engagement Letter, we issued to designees of the Placement Agent unregistered Warrants to purchase up to an aggregate of 93,333 shares of common stock at an exercise price of $1.875. These Warrants are exercisable immediately and will expire five years from the commencement of the sales pursuant to the September 2025 Offering.

The resale of the common stock issuable upon exercise of the Warrants issued to the Placement Agent is being registered in this registration statement.

Relationship with the Selling Stockholders

Except as described above under “September 2025 Securities Purchase Agreement” and with respect to earlier purchases of our securities in arms-length transactions, Orca Capital AG, Intracoastal Capital, LLC, 3i, LP, BPY Limited and Nomis Bay Ltd do not have, or within the past three years has not had any position, office, or other material relationship with us.

In addition to the September 2025 Offering for which it received compensation, the Placement Agent has been engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us for which it has received customary compensation. The Placement Agent has acted as the placement agent and received compensation in connection with (i) our registered direct offering consummated in April 2025, (ii) our registered direct offering consummated in February 2024 and, (iii) our registered direct offering, concurrent private placement and warrant cancellation consummated in October 2024. In addition, the Placement Agent received certain compensation in connection with the warrant exercise transaction we executed in April 2024.

Information About Selling Stockholders Offering

The shares of common stock being offered by the selling stockholders are the 2,760,000 shares of our common stock issuable upon the exercise of the Warrants. We are registering these shares in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock owned by the selling stockholders, based on their respective ownership of the shares of common stock as of November 30, 2025 and securities convertible or exercisable into shares of common stock within 60 days of November 30, 2025, assuming the exercise of the Warrants held by each selling stockholder on that date, without regard to any limitations on the exercise of the Warrants. The third column lists the maximum number of shares of common stock being offered in this prospectus by each selling stockholder, issuable upon exercise of the Warrants, respectively, without regard to any limitations on the exercise of the Warrants. The fourth and fifth columns list the number of shares of common stock owned after the offering and the percentage of outstanding common stock, assuming in both cases the exercise of the Warrants held by that selling stockholder, without regard to any limitations on the exercise of the Warrants and the sale of all of the shares of common stock offered by that selling stockholder pursuant to this prospectus.

9

Except as otherwise indicated below, based on the information provided to us by the selling stockholders, and to the best of our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.

Name of Selling Stockholder	Number of shares of common stock owned prior to offering		Maximum number of shares of common stock to be sold pursuant to this Prospectus	Number of shares of common stock owned after offering(1)	Percentage of common stock owned after offering
Orca Capital AG (2)	666,667	(2)	666,667
Intracoastal Capital, LLC (3)	978,951	(3)	666,667	312,284	1.4%
3i, LP (4)	666,667	(4)	666,667
BPY Limited (5)	213,333	(5)	213,333
Nomis Bay Ltd (6)	453,333	(6)	453,333
Michael Mirsky (7)	69,744	(10)	8,867	60,877	*
Augustus Trading LLC (8)	272,820	(11)	59,850	212,970	*
Wilson Drive Holdings LLC (9)	12,729	(12)	3,150	9,579	*
Charles Worthman (7)	3,771	(13)	933	2,838	*
Noam Rubinstein (7)	76,860	(14)	20,533	56,327	*

* Less than 1%.

(1)

The ability to exercise the Warrants held by the selling stockholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding common stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholder table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)	Thomas Koenig is the Executive Board Member of Orca Capital AG. The business address of Orca Capital AG is Sperlring 2, 85276 Pfaffenhofen, Germany.

(3)

Includes: (i) 312,284 shares of common stock issuable upon exercise of warrants issued to such selling shareholder prior to the September 2025 Offering (the “IC Prior Warrants”), assuming exercise of such warrants, without regard to any limitations on exercises of such warrants; and (ii) 666,667 shares of common stock issuable upon exercise of the Warrants issued to such selling stockholder in the September 2025 Offering, assuming exercise of such Warrants, without regard to any limitations on exercises of such Warrants. The IC Prior Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the IC Prior Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. However, upon at least 61 days’ prior notice from the holder to us, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding shares of common stock after exercising the warrants up to 9.99% of the number of our common stock outstanding immediately after giving effect to the exercise. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the securities reported herein that are held by Intracoastal. The business address of Intracoastal is 245 Palm Trail, Delray Beach, FL 33483.

(4)

3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(5)	James Keyes is the Director of BPY Limited. The business address of BPY Limited is 145 Adelaide Street West, Suite 400, Toronto, ON M5H 4E5.

(6)	James Keyes is the Director of Nomis Bay Ltd. The business address of Nomis Bay Ltd is 145 Adelaide Street West, Suite 400, Toronto, ON M5H 4E5.

10

(7)

Each of these selling stockholders is affiliated with H.C. Wainwright & Co., LLC, the placement agent for our September 2025 Offering. H.C. Wainwright & Co., LLC is a registered broker dealer with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022, and each has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were issued as compensation in connection with the September 2025 Offering. Each of these selling stockholders acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, each of these selling stockholders had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(8)

The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities.

(9)

The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation in connection with the September 2025 Offering. The securities are held by Wilson Drive Holdings LLC. Craig Schwabe is the managing member Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(10)	Includes 8,867 placement agent warrants from the September 2025 Offering.

(11)	Includes 59,850 placement agent warrants from the September 2025 Offering.

(12)	Includes 3,150 placement agent warrants from the September 2025 Offering.

(13)	Includes 933 placement agent warrants from the September 2025 Offering.

(14)	Includes 20,533 placement agent warrants from the September 2025 Offering.

PLAN OF DISTRIBUTION

The selling stockholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest may, from time to time, offer some or all of the shares of common stock covered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, to advance and execute plans for future R&D activities, for working capital and other general corporate purposes. We will bear all fees and expenses incident to our obligation to register the shares of our common stock covered by this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

11

The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an over-the-counter distribution;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of the selling stockholders to include the selling stockholders’ pledgees, transferees, or other successors in interest as selling stockholder under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect certain transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

12

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conforms to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

To the extent required pursuant to Rule 424(b) under the Securities Act, the shares of our common stock to be sold, the names of the selling stockholders, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in a sale of the common stock registered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel, LLP, New York, New York.

EXPERTS

The financial statements of Lexaria Bioscience Corp. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov/.

We make available free of charge on or through our website at https://ir.lexariabioscience.com/sec-filings, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, https://ir.lexariabioscience.com/sec-filings.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

13

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

•	our Annual Report on Form 10-K for the year ended August 31, 2025, filed on November 28, 2025;

•	our Current Reports on Form 8-K, filed on September 25, 2025 and September 29, 2025 (other than any portions thereof deemed furnished and not filed); and

•	our Form 8-A12B, filed on January 11, 2021, including any amendments or reports filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Lexaria Bioscience Corp.

Attn: Corporate Secretary

#100-740 McCurdy Road,

Kelowna, British Columbia, Canada V1X 2P7

1-250-765-6424

You may also access the documents incorporated by reference in this prospectus through our website at https://ir.lexariabioscience.com/sec-filings. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

14

2,760,000 Shares

COMMON STOCK

PROSPECTUS

December 9, 2025